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                                                                  Exhibit 8-1



                                October 24, 1997



Zappco, Inc.
1015 St. Germain St. West
P.O. Box 531
St. Cloud, MN 56302-0531

    RE:  MERGER OF ZAPPCO, INC. WITH AND INTO U.S. BANCORP

Ladies and Gentlemen:

    We have acted as counsel to Zappco, Inc. ("Zappco"), a Minnesota corporation, in connection with (i) the proposed merger (the "Merger") of Zappco with and into U.S. Bancorp ("USB"), a Delaware corporation which will be the surviving corporation in the Merger; and (ii) USB's filing of a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of shares of Common Stock of USB (the "USB Shares") to be issued pursuant to the Merger. You have requested our opinion with respect to certain United States federal income tax consequences of the Merger.

    In the course of our representation and for purposes of rendering this opinion, we have examined the following documents and have relied on the representations, warranties, and other information contained therein as true without our having performed an independent verification as to the accuracy of such representations and warranties:

    1. Agreement and Plan of Merger (the "Merger Agreement") dated September 12, 1997, between Zappco and USB.

    2. The Registration Statement as filed with the Securities and Exchange Commission on October 24, 1997, which Registration Statement includes the Prospectus of USB and the Proxy Statement of Zappco.

    As to matters of fact material to this opinion, we have relied upon (1) facts within our actual knowledge after an inquiry of the attorneys and paralegals of this firm who have provided legal services to Zappco within the past 12 months; (2) facts represented to us in certificates of officers of Zappco and USB; and (3) the recitals, agreements, representations, warranties, and other information contained in or made pursuant to the documents cited above. We have also


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Zappco, Inc.
October 24, 1997
Page 2

relied upon corporate and other records provided to us by Zappco and represented to us to be accurate and complete. We have assumed the due authorization by all requisite action of the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have made no other inquiry or investigation as to factual matters.

    A summary of the facts known to us relating to the Merger is set forth below:

    (i) Pursuant to the Merger Agreement and Delaware and Minnesota law, in the Merger, Zappco will be merged with and into USB which will succeed, insofar as permitted by law, to the rights, assets, liabilities and obligations of Zappco.

   (ii) Pursuant to the Merger Agreement and Delaware and Minnesota law, in the Merger, the shareholders of Zappco will receive, in exchange for each of their shares of common stock of Zappco ("Zappco Shares"), the number of USB Shares determined by the Exchange Rate, as such term is defined and described in greater detail in the Merger Agreement. No other consideration will be received by Zappco shareholders for their Zappco Shares, except that cash will be paid to Zappco shareholders in lieu of any fractional USB Shares that they would otherwise receive in the Merger. No fractional USB Shares will be issued in the Merger.

  (iii) Pursuant to the Merger Agreement and Minnesota law, shareholders of Zappco who dissent from the Merger will have such dissenters' appraisal rights as are provided under Minnesota law.

    The following representations have been made in connection with the proposed Merger, upon which we have relied (among others) in rendering this opinion:

    (a) There is no intercorporate indebtedness existing between USB and Zappco that was issued, acquired or will be settled at a discount.

    (b) The liabilities of Zappco assumed by USB, and the liabilities to which the transferred assets of Zappco are subject were incurred by Zappco in the ordinary course of its business.

    (c) Except as set forth in the Merger Agreement at Section 5.17, USB has no plan or intention to reacquire any of the USB Shares issued in the transaction.

    (d) USB has no plan or intention to sell or otherwise dispose of any of the assets of Zappco acquired in the transaction, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Internal Revenue Code.


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Zappco, Inc.
October 24, 1997
Page 3

    (e) Following the transaction, USB will continue the historic business of Zappco or use a significant portion of Zappco's historic business assets in a business.

    (f) The payment of cash to holders of Zappco Shares in lieu of the issuance of fractional USB Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to USB of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the Zappco shareholders instead of issuing fractional USB Shares will not exceed one percent of the total consideration that will be paid in the Merger to the Zappco shareholders in exchange for their Zappco Shares. The fractional share interests of each Zappco shareholder will be aggregated, and no Zappco shareholder will receive cash for fractional shares in an amount equal to or greater than the value of one full USB Share.

    (g) The fair market value of the USB Shares and other consideration received by each Zappco shareholder in the Merger will be approximately equal to the fair market value of the Zappco Shares surrendered in the Merger.

    (h) There is no present intention by the shareholders of Zappco who own one percent or more of the Zappco Shares and, to the best knowledge of the management of Zappco, there is no plan or intention on the part of the remaining shareholders of Zappco to sell, exchange or otherwise dispose of a number of USB Shares received in the Merger that would reduce the Zappco shareholders' ownership of USB Shares to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding Zappco Shares as of the same date. For purposes hereof, Zappco Shares exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional USB Shares will be treated as outstanding Zappco Shares on the date of the Merger. Moreover, Zappco Shares and USB Shares held by Zappco shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this statement.

    (i) Except as may be specifically provided for in the Merger Agreement, each of the parties to the Merger will pay their respective expenses, if any, incurred in connection with the Merger.

    (j)  Neither party to the Merger is an investment company as defined in
Section 368(a)(2)(F)(iii) and (iv) of the Code.

    (k) Zappco is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.


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Zappco, Inc.
October 24, 1997
Page 4

    (l) The fair market value of the assets of Zappco transferred to USB in the Merger will equal or exceed the sum of the liabilities assumed by USB, plus the amount of liabilities, if any, to which the transferred assets are subject.

    (m) None of the compensation received by any shareholder-employees of Zappco will be separate consideration for, or allocable to, any of their Zappco Shares; none of the USB Shares received by any shareholder-employees of Zappco will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees of Zappco on or before the date of the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

    Based solely on the factual information described above and our analysis and examination of applicable federal income tax laws, rulings, regulations and judicial precedents, and assuming further that the Merger is carried out in the manner set forth in the Merger Agreement and as described above, we are of the opinion as of this date that, for federal income tax purposes:

    1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

    2. USB and Zappco will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

    3. No income, gain or loss will be recognized for federal income tax purposes by either Zappco or USB as a result of the consummation of the Merger.

    4. No income, gain or loss will be recognized for federal income tax purposes by shareholders of Zappco upon the exchange in the Merger of Zappco Shares solely for USB Shares.

    5. The tax basis of USB Shares received in the Merger by Zappco Shareholders solely in exchange for their Zappco Shares will be the same as the tax basis of the Zappco Shares surrendered in exchange therefor.

    No opinion is expressed concerning the tax treatment of the Merger under other provisions of the Code and the regulations thereunder or concerning the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not specifically covered by the above opinion including the tax treatment of Zappco Shareholders upon any subsequent sale or disposition of the USB Shares received in the Merger.


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Zappco, Inc.
October 24, 1997
Page 5

    An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion and, unlike private letter rulings issued by the Internal Revenue Service, is not binding upon the Internal Revenue Service and has no official status of any kind. We can give no assurance that the Internal Revenue Service will not challenge the opinions expressed herein or that, in the event the Internal Revenue Service challenges the opinion expressed herein, it will not ultimately prevail.

    Our opinion has been requested by Zappco and is being rendered to Zappco pursuant to section 6.2(g) of the Merger Agreement. No other individual or entity, whether or not a party to the Merger, may rely upon this opinion without the express prior written consent of the undersigned. Our opinion is limited to the matters discussed herein, and it does not cover other federal income tax consequences of the Merger. Our opinion does not deal with the specific circumstances of any particular shareholder of Zappco, nor does it cover the application of state, local, foreign or other tax laws. You are advised that applicable statutes of some states differ in some respects from their counterparts in the Code. Further, our opinion is based upon existing laws, regulations, administrative authorities, and judicial decisions, any or all of which could change at any time with retroactive effect.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to its use as part of the Registration Statement and to the reference to our firm under the captions "The Merger - Certain Federal Income Tax Consequences to Zappco Shareholders" and "Legal Opinions" included in the Proxy Statement/Prospectus constituting a part of the Registration Statement.

                                  Very truly yours,

                                  FREDRIKSON & BYRON, P.A.



                                  By /s/ Thomas W. Garton
                                     -------------------------
                                        Its Vice President